March 18, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Blox, Inc., which were filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Blox, Inc. dated March 18, 2014. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Yours truly,

/s/ DMCL

Dale Matheson Carr-Hilton LaBonte LLP